Exhibit 99.1

FOR IMMEDIATE RELEASE April 7, 2004	CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Sets New Third Quarter Sales Record on 28% Increase

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. producer of high fidelity stereophones, has announced third quarter earnings for the period ending March 31, 2004. Sales for the third quarter increased by 28%, reaching $10,547,180 from $8,264,668 for the same period one year ago. Net income increased by 66% to $1,157,816 compared to $699,188. Third quarter diluted earnings per share rose to $0.29 compared with $0.18 for the same period one year ago.

Sales for the nine months have increased by 18% and now stand at $29,551,443 compared to $25,038,494 for the same nine month period one year ago. Net income for the nine months increased to $3,473,796 compared to $2,846,103. Diluted earnings per share for the nine months rose to $0.88 compared with $0.74 one year ago.

“We are extremely pleased with the continued growth and improvement in sales revenue and profits this year,” Michael J. Koss, President and CEO, told employees at a meeting here today. “Our wireless stereophone addition to the Chrysler automotive entertainment system has continued to complement sales improvements throughout our general retail distribution.”

Koss went on to explain that additional improvements in export shipments and the addition of its Bi-Audio division were also making more positive contributions.

“Our export sales performance, particularly in Europe, has continued to shine,” Koss continued. “Shipments to Europe increased by 62% for the third quarter and are now up by 67% for the nine months. We have also received an outstanding reception to the Bi-Audio Bodyset product at the Cellular Telecommunications and Internet Association show (CTIA) in Atlanta in March. We are optimistic about this new product and several new specialized versions scheduled for introduction over the coming 12 months.”

Koss explained that the Bi-Audio Bodyset was a unique new product for telecommunications and wireless security applications that allows hands free communications for cellular telephones and two-way radios. The new Bodyset has already commenced shipping to dealers, radio manufacturers, and distributors that supply public safety personnel including fire and police officers.

“The world’s growing emphasis on security bodes well for this innovative new product,” Koss said. “We are excited about the potential that this new market will hold for our Company in the future and for the extensions that the new technology will bring in the general ‘hands free’ marketplace.”

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Koss Corporation will pay a quarterly dividend of $0.13 cents on April 15, 2004 to shareholders of record on March 31, 2004. The Company’s Board of Directors has also approved the use of up to two million dollars for the repurchase of the shares of its stock.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months		Nine Months
Period Ended March 31	2004	2003	2004	2003
Net Sales	$10,547,180	$8,264,668	$29,551,443	$25,038,494
Cost of goods sold	6,299,669	4,749,862	18,064,287	14,802,071

Gross profit	4,247,511	3,514,806	11,487,156	10,236,423
Selling, general and administrative expense	2,533,181	2,412,662	6,535,030	6,026,457

Income from operations	1,714,330	1,102,144	4,952,126	4,209,966
Other income (expense) Royalty income	183,750	34,015	761,442	452,736
Interest income	1,711	1,851	6,832	8,632
Interest expense	—	—	(960)	(11,290)

Income before income tax provision	1,899,791	1,138,010	5,719,440	4,660,044
Provision for income taxes	741,975	438,822	2,245,644	1,813,941

Net income	$1,157,816	$699,188	$3,473,796	$2,846,103

Earnings per common share:
Basic	$0.31	$0.19	$0.92	$0.78
Diluted	$0.29	$0.18	$0.88	$0.74

Dividends per common share	$0.13	$0.13	$0.39	$0.39

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